Exhibit 10.20
Form of
RESTRICTED STOCK UNIT GRANT AGREEMENT
This Agreement, dated ___, ___, is between CHEVRON CORPORATION (“Company”) and [Employee].
The Management Compensation Committee (the “Committee”) has selected you to receive a special Restricted Stock Unit award under Section 8 of the Chevron Corporation Long-Term Incentive Plan. Capitalized terms not defined in this Agreement shall have the same meaning as the defined terms in the Chevron Corporation Long-Term Incentive Plan, as amended from time to time (the “Plan”). This award is governed by the Plan and is subject to the following special terms:
     1. You have been awarded ___Restricted Stock Units on ___, ___. (The Restricted Stock Units were subsequently adjusted to reflect the 2 for 1 stock split for shares on record as of August 19, 2004.) The restrictions on the Restricted Stock Units shall lapse and you shall be vested as follows: 50% on the fourth anniversary of the grant date (___, ___) and 50% of the eighth anniversary of the grant date (___, ___). Social Security taxes are due when the grant vests and is payable. Currently, with a valid deferral election, Restricted Stock Units are taxable as ordinary income upon distribution only, not upon vesting.
No certificate for shares of stock shall be issued at the time the grant is made and you shall have no right to or interest in shares of stock of the Company as the result of this grant agreement.
     2. In order to receive full payment of this award you must remain in the employ of the Company through ___, ___(the “Full Vesting Date”); provided, however, that if your employment with the Company terminates at least 180 days following the date of grant but prior to the Full Vesting Date because of your death or disability, you or your beneficiary will be entitled to receive a portion of any unvested award determined by multiplying the total number of Restricted Stock Units (adjusted as provided in paragraph 3 below) by a fraction, the numerator of which is the number of whole months elapsed from ___, ___up to the date of termination of your employment, and the denominator of which is ninety-six (96). In the event of your death or disability, any vested Restricted Stock Units will be distributed to you or your beneficiary in the next insider trading window following the date of your death or disability. For this purpose, “disability” shall have the meaning set forth in Section 2(g) of the Plan. The vesting provisions of this paragraph 2 will apply to this Restricted Stock Unit agreement only, and will supercede the vesting provisions of the Chevron Long-Term Incentive Plan related to non-qualified stock option and performance share vesting provisions.
     3. During the period prior to Distribution of all or part of your award, the Restricted Stock Units will be subject to adjustment as if they represented shares of the Chevron Corporation common stock which were held in the Chevron Stock Fund of the Chevron Deferred Compensation Plan for Management Employees or any successor plan thereto (the “DCP”). Dividend equivalent payments shall be made with respect to the Restricted Stock Units and converted into additional Chevron stock units as of the dividend payment date. Distribution of accumulated dividend equivalents will be in the form of additional shares of Chevron common stock, and paid as described in paragraph 4 below.
     4. If you satisfy the vesting requirements set forth in paragraph 1 or 2 above, you will be entitled to receive payment of the Restricted Stock Units (as adjusted pursuant to paragraph 3 above) in the next insider trading window following the date you satisfy the vesting requirements, except as provided in 5 below. Stock equal to the number of the full Restricted Stock Units (after adjustment), net of any taxes, shall be deposited at Mellon Investor Services, Chevron’s stock transfer agent and registrar, in book-entry form (uncertificated, electronic registration). Thereafter, you may sell your shares, elect automatic dividend reinvestment, elect to receive a certificate, or transfer the shares to a broker of your choice. The amount representing any fractional Restricted Stock Unit shall be valued based the trading price of the Chevron stock fund in the DCP on the date of vesting, and paid in cash. The payment shall be net of any required tax withholding.
     5. The provisions of paragraph 4 above to the contrary notwithstanding, you may elect to defer payment of the vested portion of this award by completing and filing the proper form with the Committee. If no form is filed, you will be deemed to have made no deferral election. If you timely file a deferral election it shall be irrevocable on the date it is filed. The portion of your special Restricted Stock Unit award that is subject to an irrevocable deferral election is governed by the terms and conditions of the DCP. Diversification out of Restricted Stock Units is not allowed.
Any distribution made pursuant to this paragraph 5 will be net of any required tax withholding.

Exhibit 10.20
Any election made under this paragraph 5 shall (a) be made no later than the insider window that is at least 12 months prior to payment date, and in no event later than December 31, 2006 and (b) be subject to any special administrative rules imposed by the Committee including rules intended to Comply with Section 409A of the Code and IRS Notice 2005-1, A-19. No election under this paragraph 5 shall change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006.
Notwithstanding any other provision of this Agreement to the contrary, no distribution will be made pursuant to this Agreement that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.
     6. The deferred portion of your award shall be distributed, in accordance with the terms and conditions of the DCP, in the form of a book entry on the books and records of the Company for the number of shares of Chevron Corporation common stock equal to the number of the full Restricted Stock Units (as adjusted) at such time. If a distribution is to be made in installments, the amount of each annual installment (shares of Chevron Corporation common stock) shall be determined by dividing the balance of the deferred portion of your award by the number of annual payments remaining to be made.
     7. The Restricted Stock Units representing this award shall be subject to adjustment in the manner provided in Section 10 of the Plan, Recapitalization.
     8. The provisions of paragraph 4 above will be further restricted if you have not satisfied the stock ownership guidelines approved by the Committee for your position. Distribution will be limited to no more than 50% of the vested portion of the award, net of any taxes, and the remaining units will be assigned to the DCP and distributed in accordance with the terms and conditions of the DCP upon your Separation from Service (as defined in the DCP).
     9. Prior to distribution of your Restricted Stock Units, if you engage in or have engaged in during the course of your employment: fraud, material dishonesty, deleterious conduct in violation of the policy of the Company or its subsidiaries and affiliates, or, at any time, conduct adverse to the best interests of the Company or its subsidiaries and affiliates, the awards shall be canceled unless the Committee, in its sole discretion, elects not to cancel such awards.
     10. Notwithstanding any other provision of this Agreement, in the event there is a Change of Control, all awards shall become fully vested. Non-deferred awards shall be immediately distributed, and deferred awards shall be distributed in accordance with the distribution election made under the DCP. The restrictions shall be deemed satisfied as of the day immediately prior to a Change of Control.
     11. Awards under this Agreement may not be transferred by you during your lifetime and may not be assigned, pledged or otherwise transferred except by the laws of descent and distribution.
     12. This Agreement shall not confer on you the right to continued employment by the Company, nor shall this award interfere in any way with the right of the Company to terminate your employment at any time.
     13. For a period of two years following termination of employment from the Company or its subsidiaries and affiliates, outstanding award as a result of this Agreement, whether vested or unvested, shall be cancelled and any financial gain as a result of this Agreement must be repaid to the Company if you engage in or perform any services, whether on a full-time or part-time or on a consulting or advisory basis, for a) any of the 100 largest oil and/or gas companies, ranked by assets, as determined by the annual Oil and Gas Journal listing of the largest oil and gas producing companies for the preceding year, b) any of the 100 leading non-U.S. oil and gas companies ranked by assets, as determined by the annual Oil and Gas Journal listing of the largest oil and gas producing companies for the preceding year, c) any agency, instrumentality or corporation controlled or owned by a foreign government, which agency, instrumentality or corporation is primarily in the business of exploring for, producing, refining, marketing or transporting oil and gas or the primary products thereof, or d) any organization which alone, or in concert with others, is subject to the reporting and disclosure requirements of the Securities Exchange Act of 1934, as amended, as a result of the acquisition of the Company’s Common Stock.
     14. This Agreement is not subject to any provisions of the Employee Retirement Income Security Act (ERISA) of 1974.

Exhibit 10.20
This award is subject to your signing the enclosed copy of this letter and returning it in the envelope provided. By accepting this award, you agree to keep this agreement and all of its provisions confidential and not to disclose any parts thereof to third parties, except that information relating to this agreement may be divulged (i) to the extent required by any court order, (ii) to any public authority such as the IRS, (iii) in connection with any tax filing or (iv) to any financial advisors or tax consultants. Please retain the original of this Agreement with your important papers.

Accepted:	Date:

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